Exhibit 4.5

THIRD SUPPLEMENTAL INDENTURE

THIS THIRD SUPPLEMENTAL INDENTURE (this “Third Supplemental Indenture”), dated as of January 17, 2017, is entered into by and among LIN Television Corporation, a Delaware corporation (“LIN Television” or the “Issuer”), Nexstar Media Group, Inc., a Delaware corporation (“Nexstar Media”), Nexstar Broadcasting, Inc., a Delaware corporation (“NBI” and together with Nexstar Media, the “New Guarantors”), and The Bank of New York Mellon, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, an aggregate of $400,000,000 of 5.875% Senior Notes due 2022 (the “Notes”) was issued pursuant to an indenture (the “Original Indenture”), dated as of November 5, 2014, between Media General Financing Sub, Inc., a Delaware corporation (“Financing Sub”), and the Trustee;

WHEREAS, LIN Television, the guarantors named therein and the Trustee entered into a first supplemental indenture to the Original Indenture, dated as of December 19, 2014 (the “First Supplemental Indenture”), pursuant to which LIN Television assumed the obligations of Finance Sub under the Notes and the Indenture and the guarantors named therein agreed to guarantee all of the Issuer’s obligations under the Notes and the Indenture;

WHEREAS, LIN Television, the guarantors named therein and the Trustee entered into a second supplemental indenture to the Original Indenture, dated as of November 4, 2015 (the “Second Supplemental Indenture” and together with the First Supplemental Indenture and the Original Indenture, the “Indenture”), pursuant to which an additional entity guaranteed the Indenture and the Notes;

WHEREAS, Media General, Inc., the parent company of the Issuer (“Media General”), is party to that certain Agreement and Plan of Merger, dated as of January 27, 2016, with Nexstar Media, pursuant to which Media General will become a subsidiary of Nexstar Media and will subsequently merge (the “NBI-Media General Merger”) with and into NBI.

WHEREAS, Section 901(i) of the Indenture provides that, without the consent of any Holder, the Issuer, when authorized by a Board Resolution and upon delivery to the Trustee of an Opinion of Counsel to the effect that such supplemental indenture is permitted under the Indenture, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental thereto, in form and substance reasonably satisfactory to the Trustee, to make any change to the Indenture that does not adversely affect the rights of any Holder in any material respect or that would provide any additional rights or benefits to the Holders;

WHEREAS, Section 801(b) of the Indenture provides that each Guarantor shall not, and the Issuer shall not permit a Guarantor to, in a single transaction or series of related transactions merge or consolidate with or into any other Person (other than the Issuer or any other Guarantor) or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets on a Consolidated basis to any Person (the “Successor Guarantor”) (other than the Issuer or any other Guarantor) unless at the time and after giving effect thereto: (i) either (1) such Guarantor shall be the surviving company, or (2) the Successor Guarantor shall be a corporation duly organized and validly existing under the laws of the United States, any state thereof or the District of Columbia and shall expressly assume by an indenture supplemental hereto, executed and delivered to the Trustee, in a form reasonably satisfactory to the Trustee, all the obligations of such Guarantor under the Notes and the Indenture and the Registration Rights Agreement; (ii) immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and (iii) such Successor Guarantor (if other than such Guarantor) shall have delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or disposition and such supplemental indenture comply with the Indenture;

WHEREAS, following the NBI-Media General Merger, the New Guarantors shall become a guarantor of the Notes by executing and delivering a supplemental indenture to the Indenture.

NOW THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt of which is hereby acknowledged, the Trustee, LIN Television and the New Guarantors mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. Capitalized Terms. Unless otherwise defined in this Third Supplemental Indenture, capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Agreement to Guarantee. Nexstar Media hereby becomes party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture; provided that such Guarantee by Nexstar Media shall only be a Guarantee of (a) the due and punctual payment of the principal of, premium, if any, and interest on the Notes, whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal and premium, and, to the extent permitted by law, interest, and the due and punctual performance of all other financial obligations of the Issuer to the Holders or the Trustee all in accordance with the terms of this Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other financial obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. NBI hereby becomes party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture.

3. NEW YORK LAW TO GOVERN. THE INDENTURE, THE NOTES AND THE GUARANTEES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

4. Counterparts. The parties may sign any number of copies of this Third Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

5. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

6. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Third Supplemental Indenture or the New Guarantee or for or in respect of the recitals contained herein, all of which recitals are made solely by LIN Television and the New Guarantors.

7. No Recourse against Others. No recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of any obligor in the Indenture, or in any of the Notes or Guarantees or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Company or any Guarantor or of any Subsidiary or of any successor Person thereof. Each Holder, by accepting the Notes, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws.

8. Ratification of Indenture; Third Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Third Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed and attested, all as of the date first above written.

ISSUER:

LIN TELEVISION CORPORATION

By:	/s/ Thomas E. Carter
Name:	Thomas E. Carter
Title:	Chief Financial Officer

NEW GUARANTORS:

NEXSTAR MEDIA GROUP, INC.

By:	/s/ Thomas E. Carter
Name:	Thomas E. Carter
Title:	Chief Financial Officer

NEXSTAR BROADCASTING, INC.

By:	/s/ Thomas E. Carter
Name:	Thomas E. Carter
Title:	Chief Financial Officer

TRUSTEE:

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Francine Kincaid
Name:	Francine Kincaid
Title:	Vice President